Exhibit 99.3

Unaudited Combined Pro Forma Financial Data

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of PrimaryAds Inc. by CGI Holding Corporation.  The transaction is being accounted for as a purchase business combination.

On April 22, 2005, CGI Holding Corporation completed the acquisition of PrimaryAds Inc. for an initial purchase price of $9.95 million. In addition, acquisition-related closing expenses of approximately $75,000 were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No. 141 — Business Combinations. The unaudited pro forma combined statement of financial position as of March 31, 2005 gives effect to the acquisition as if the acquisition had occurred on that date. The unaudited pro forma combined balance sheet includes the balance sheets of CGI Holding Corporation and PrimaryAds Inc. as of March 31, 2005.

The unaudited pro forma combined statements of income for the year ended December 31, 2004 and for the three months ended March 31, 2005 give effect to the acquisition as if the acquisition had occurred on January 1, 2004. The unaudited pro forma combined statements of income presented for the year ended December 31, 2004 and for the three months ended March 31, 2005 include historical financial results of CGI Holding Corporation and PrimaryAds Inc. for the year ended December 31, 2004 and for the three months ended March 31, 2005. Any savings or additional costs, which may be realized through the integration of the operations have not been estimated or included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information.  The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of income or financial position of CGI Holding Corporation.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2004 or March 31, 2005, as applicable. The unaudited pro forma financial information should be read in conjunction with:

(1) CGI Holding Corporation’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2004 filed as part of CGI Holding Corporation’s Annual Report on Form 10-KSB

(2) CGI Holding Corporation’s consolidated financial statements and notes thereto and management’s discussion and analysis for the three months ended March 31, 2005 filed as part of CGI Holding Corporation’s Quarterly Report on Form l0-QSB.

(3) PrimaryAds Inc.’s audited financial statements and notes thereto as of and for the years ended December 31, 2004 and 2003, included as Exhibit 99.1 of this Form 8-K/A.

(4) PrimaryAds Inc.’s unaudited financial statements and notes thereto as of March 31, 2005 and for the three months ended March 31, 2005 and 2004, included as Exhibit 99.2 of this Form 8-K/A.

(5) CGI Holding Corporation’s Current Report on Form 8-K previously filed on April 27, 2005.

CGI Holding Corporation

Combined Pro Forma Balance Sheet (Unaudited)

March 31, 2005

	CGI	PrimaryAds	Pro Forma Adjustments		Total
Current Assets
Cash	$10,664,207	$1,288,491	(9,950,000	)(1)	$2,002,698
Restricted Cash	605,002				605,002
Accounts Receivable	3,647,973	865,084			4,513,057
Unbilled Revenue	3,646,931				3,646,931
Allowance for Doubtful accounts	(282,751)				(282,751)
Notes Receivable from Related Party	280,175				280,175
Other Current Assets	1,132,114				1,132,114
Deferred Tax Asset	147,840				147,840
Total Current Assets	19,841,491	2,153,575	(9,950,000)		12,045,066

Net Property and Equipment	1,769,604	1,256			1,770,860

Other Assets
Deferred Tax Asset	724,586				724,586
Intangible Assets (Prior CGI Goodwill - $17,076,173)	22,765,933	21,397	8,957,021	(2)	31,744,351
Other Assets	369,759				369,759
Total Other Assets	23,860,278	21,397			32,838,696

Total Assets	$45,471,373	$2,176,228	(1,067,979)		$46,654,622

Current Liabilities
Current Portion of long term debt	$666,509	$—			$666,509
Accounts Payable	1,303,065	1,053,260	75,000	(3)	2,431,325
Accrued Income Taxes	788,837	37,410			826,247
Deferred Revenue	1,885,523	17,579			1,903,102
Other Current Liabilities	1,668,334				1,668,334
Total Current Liabilities	6,312,268	1,108,249			7,495,517

Long Term Liabilities	2,202,306	—			2,202,306

Stockholders’ Equity
Preferred Stock	—
Common Stock	35,823	10,000	(10,000)		35,823
Additional Paid in Capital	37,444,462	3,679	(3,679)		37,444,462
Retained Earnings	16,514	1,054,300	(1,054,300)		16,514
Treasury Stock	(540,000)				(540,000)
Total Stockholders’ Equity	36,956,799	1,067,979	(1,067,979)		36,956,799

Total Liabilities and Stockholders’ Equity	$45,471,373	$2,176,228	(1,067,979)		$46,654,622

See Notes to Unaudited Pro Forma Combined Financial Statements.

CGI Holding Corporation

Combined Pro Forma Statement of Income (Unaudited)

For the Three Months Ended March 31, 2005

	CGI	PrimaryAds	Pro Forma Adjustments		Total

Sales	$10,179,156	$5,312,820			$15,491,976
Cost Of Sales	3,226,144	4,176,718			7,402,862
Gross Profit	6,953,012	1,136,102			8,089,114
Selling, General and Administrative	5,571,754	202,044	$60,000	(4)	5,833,798
Income from operations	1,381,258	934,058	(60,000)		2,255,316
Other Income(Expense)	43,562	—			43,562
Income before income tax provision	1,424,820	934,058	(60,000)		2,298,878
Income Tax Provision	545,230	12,423	362,734	(5)	920,387
Net Income	$879,590	$921,635	$(422,734)		$1,378,491

Net Income Per Common Share
Basic					$0.04
Fully Diluted					$0.03

Weighted Average Common Shares
Basic					32,672,371
Fully Diluted					39,390,940

See Notes to Unaudited Pro Forma Combined Financial Statements.

CGI Holding Corporation

Combined Pro Forma Statement of Income (Unaudited)

For the Twelve Months Ended December 31, 2004

	CGI	PrimaryAds	Pro Forma Adjustments	Total

Sales	$21,473,565	$12,591,072		$34,064,637
Cost Of Sales	4,057,843	9,426,961		13,484,804
Gross Profit	17,415,722	3,164,111		20,579,833
Selling, General and Administrative	12,691,946	1,246,189	$240,000 (4)	14,178,135
Income from operations	4,723,776	1,917,922	(240,000)	6,401,698
Other Income(Expense)	2,423	—		2,423
Income before income tax provision	4,726,199	1,917,922	(240,000)	6,404,121
Income Tax Provision	1,786,233	25,237	696,338 (5)	2,507,808
Net Income	$2,939,966	$1,892,685	($936,338)	$3,896,313

Net Income Per Common Share
Basic				$0.16
Fully Diluted				$0.13

Weighted Average Common Shares
Basic				24,332,967
Fully Diluted				30,264,304

See Notes to Unaudited Pro Forma Combined Financial Statements.

Notes to Unaudited Pro Forma Combined Financial Information

Note (1) – This adjustment represents the amount of cash paid at closing per the acquisition agreement.

Note (2) – This adjustment represents the intangible assets obtained from the acquisition.  The valuation of the intangibles is currently being performed by an independent valuation firm.

Note (3) – This represents accruals for costs associated with the acquisition.

Note (4) - This adjustment reflects the estimated amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note (5) - This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.